Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-4 of BFC Financial Corporation of our report dated March 19, 2009 relating to Woodbridge Holdings Corporation’s financial statements, financial statement schedule and the effectiveness of its internal control over financial reporting, which report appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Historical Consolidated Financial Information of Woodbridge” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
July 20, 2009